Exhibit (g)(4)

                    SPECIAL FOREIGN CUSTODY MANAGER AGREEMENT


     This Agreement is made as of ___________, 2001 between CCM Advisors Funds (the "Trust"), on behalf of its International Core Equity Master Portfolio series (the "Fund"), and Pyrford International PLC (the "Investment Manager"). WHEREAS, The Trust desires to appoint the Investment Manager as a Special Foreign Custody Manager on the terms and conditions contained herein.

     WHEREAS, The Investment Manager believes it appropriate that it serve as Special Foreign Custody Manager and perform the duties set forth herein on the terms and condition contained herein.

     NOW, THEREFORE, in consideration of the terms of this Agreement, each of the Trust and the Investment Manager agrees as follows:

Section 1 - Defined Terms. Whenever used in this Agreement, the following words and phrases shall have the following meanings, unless the context otherwise requires:

     "Eligible Securities Depository" means a system for the central handling of securities as defined in 1940 Act Rule 17f-4 that: (i) acts as or operates a system for the central handling of securities or equivalent book-entries in the country where it is incorporated, or a transnational system for the central handling of securities or equivalent book-entries; (ii) is regulated by a foreign regulatory authority as defined in Section 2(a)(50) of the 1940 Act;
(iii) holds assets for the custodian that participates in the system on behalf of the Trust under safekeeping conditions no less favorable than the conditions that apply to other participants; (iv) maintains records that identify the assets of each participant and segregate the system's own assets from the assets of participants; (v) provides periodic reports to its participants with respect to its safekeeping of assets, including notices of transfers to or from any participant's account; and (vi) is subject to periodic examination by regulatory authorities or independent accountants.

     "Rule" means Rule 17f-7 under the 1940 Act.

     "1940 Act" means the Investment Company Act of 1940, as amended.

Section 2 - Delegation to the Investment Manager as Special Foreign Custody Manager. The Trust on behalf of the Fund, pursuant to resolution adopted by the Trust's Board of Trustees (the "Board"), hereby delegates to the Investment Manager the responsibility for selecting Eligible Securities Depositories, and the Investment Manager hereby accepts such delegation, as Special Foreign Custody Manager of the Trust on behalf of the Fund. In performing its delegated responsibilities as Special Foreign Custody Manager, the Special Foreign Custody Manager shall consider the analysis of the custody risks associated with maintaining the Fund's assets with an Eligible Securities Depository that is provided by the Trust's Primary Custodian (as defined in the Rule) pursuant to the custodial contract between the Trust and such Primary Custodian. The Special Foreign Custody Manager's determination to place the Fund's assets with an Eligible Securities Depository may be made in the overall context of the Investment Manager's determination to invest in a particular country.


Section 3 - Standard of Care as Special Foreign Custody Manager of the Fund. In performing the responsibilities delegated to it, the Special Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of management investment companies registered under the 1940 Act would exercise or to adhere to a higher standard of care.


Section 4 - Withdrawal Requirements. If the arrangements with an Eligible Securities Depository no longer meets the requirements of the Rule, the Investment Manager shall withdrawal the Fund's assets from that depository as soon as reasonably practicable.

Section 5 - Effective Date and Termination of the Investment Manager as Special Foreign Custody Manager. The Board's delegation to the Investment Manager as Special Foreign Custody Manager of the Trust on behalf of the Fund shall be effective as of the date hereof and shall remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective thirty days after receipt by the non-terminating party of such notice.

Section 6 - Representations.

     6.1 The Trust hereby represents that (a) this Agreement has been duly authorized, executed and delivered by the Trust on behalf of the Fund, constitutes a valid and legally binding obligation of the Trust on behalf of the Fund, enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Trust prohibits the Trust's execution or performance of this Agreement; and (b) this Agreement has been duly approved and authorized by the Board.

     6.2 The Investment Manager represents that this Agreement has been duly authorized, executed and delivered by the Investment Manager, constitutes a valid and legally binding obligation of the Investment Manager enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Investment Manager prohibits the Investment Manager's execution or performance of this Agreement.

Section 7 - Miscellaneous.

     7.1 The Investment Manager shall not be liable under this Agreement for any costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by, or asserted against the Trust or Fund, except to the extent the same arises out of the failure by the Investment Manager to exercise the care, prudence and diligence required by Section 3 of this Agreement. In no event shall the Investment Manager be liable to either the Fund, the Trust, its Board, or any third party for special, direct or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

     7.2 This Agreement constitutes the entire Agreement between the Investment Manager and the Trust on behalf of the Fund regarding the delegation of responsibilities under the Rule.

     7.3 Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Investment Manager, shall be sufficiently given if received by it at its offices at 79, Grosvenor Street, London W1K 3JU, or at such other place as the Investment Manager may from time to time designate in writing.

     7.4 Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Trust shall be sufficiently given if received by it at its offices at 190 S. LaSalle Street, Suite 2800, Chicago, IL 60603, or at such other place as the Trust may from time to time designate in writing.

     7.5 In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written Agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

     7.6 This Agreement shall be construed in accordance with the substantive laws of the State of Illinois, without regard to conflicts of laws principles thereof. Each of the Investment Manager and the Trust consents to the jurisdiction of a state or federal court situated in Illinois in connection with any dispute arising hereunder and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Investment Manager and the Trust irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

     7.7 The parties hereto agree that, in performing hereunder, the Investment Manager is acting solely on behalf of the Trust and the Fund, and no contractual or service relationship shall be deemed to be established hereby between the Investment Manager and any other person.

     7.8 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     IN WITNESS WHEREOF, each the Trust and the Investment Manager have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

                                           CCM ADVISORS FUNDS


                                           By:
                                              ---------------------------------
                                           Title:

                                           PYRFORD INTERNATIONAL PLC

                                           By:
                                              ---------------------------------
                                           Title: